Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION
     DALLAS, Texas, February 16, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.110007 per unit, payable on March 12, 2010, to unit holders of record on February 26, 2010. Permian’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased slightly from the previous month due primarily to a decrease in production of both oil and gas. Also, the price of oil declined, offset by an increase in gas prices. This would primarily reflect production for the month of December. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 52,880 bbls and 231,516 Mcf. The average price for oil was $70.29 per bbl and for gas was $7.31 per Mcf. Capital expenditures were approximately $480,514. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	52,880	231,516	$70.29	$7.31
Prior Month	53,978	236,472	$72.99	$6.48
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
     The 2009 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2009 Tax Information booklet will be posted on the Trust website by March 1st. A simple cost depletion calculator is also now available on the Trust website for the convenience of unitholders.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085